CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MICROBOT MEDICAL INC.

Microbot Medical Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. The name of the Corporation is Microbot Medical Inc. and the Corporation was originally incorporated pursuant to the DGCL under the name Cellular Transplants, Inc. and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 2, 1988. The original certificate of incorporation was then restated on December 5, 1991 to change the name of the corporation to Cytotheraputics, Inc. The certificate of incorporation as restated was further amended on May 24, 2000 to change the name of the corporation to StemCells, Inc. The certificate of incorporation was restated on August 25, 2006. The certificate of incorporation as restated was further amended on November 28, 2016 to change the name of the corporation to Microbot Medical Inc. The certificate of incorporation as restated was further amended on September 4, 2018 to effect a reverse stock split of the Corporation’s common stock (as amended and restated, the “Certificate of Incorporation”).

2. Upon filing of this Certificate of Amendment to the Certificate of Incorporation, the first paragraph of Paragraph THREE of the Certificate of Incorporation shall be amended to read in its entirety as set forth below:

The total number of shares of stock that this Corporation shall have authority to issue is 61,000,000, consisting of 60,000,000 share of Common Stock, with a par value of $0.01 per share (the “Common Stock”), and 1,000,000 shares of Undesignated Preferred Stock with a par value of $0.01 per share (the “Undesignated Preferred Stock”).

3. This Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on September 10, 2019, at which meeting the necessary number of shares were voted in favor of the proposed Amendment. The stockholders of the Corporation duly adopted this Amendment.

4. The remaining provisions of the Certificate of Incorporation are not affected by the aforementioned amendment and remain in full force and are not affected by this Amendment.

5. The foregoing Amendment shall be effective as of September 11, 2019.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 11th day of September, 2019.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	CEO, President and Chairman of the Board